Exhibit 8.1

SUBSIDIARIES OF EROS STX GLOBAL CORPORATION

Registrant’s consolidated subsidiaries are shown below together with the percentage of voting securities owned as of the date of this filing, and the state or jurisdiction of organization of each subsidiary. The names have been omitted for subsidiaries which, if considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

	Date	Country of Incorporation	% of voting rights held
Copsale Limited	June 2006	BVI	100.00
Eros Australia Pty Limited	June 2006	Australia	100.00
Eros International Films Private Limited	June 2006	India	100.00
Eros International Limited	June 2006	U.K.	100.00
Eros International Media Limited	June 2006	India	62.31
Eros International USA Inc	June 2006	U.S.	100.00
Eros Network Limited	June 2006	U.K.	100.00
Eros Worldwide FZ-LLC	June 2006	UAE	100.00
Big Screen Entertainment Private Limited	January 2007	India	64.00
EyeQube Studios Private Limited	January 2008	India	99.99
Acacia Investments Holdings Limited	April 2008	IOM	100.00
Eros International Pte Limited	August 2010	Singapore	100.00
Digicine Pte. Limited	March 2012	Singapore	100.00
Colour Yellow Productions Private Limited	May 2014	India	50.00
Eros Digital FZ LLC	September 2015	UAE	100.00
Eros Digital Limited	July 2016	IOM	100.00
Eros Films Limited	November 2016	IOM	100.00
Universal Power Systems Private Limited	August 2015	India	100.00
England Holdings 2, Inc	March 2020	U.S.	100.00
England Holdings 3, Inc	March 2020	U.S.	100.00
STX Filmworks, Inc.	July 2020	U.S.	100.00
STX Financing, LLC	July 2020	U.S.	100.00